Exhibit 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release January 31, 2020

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net earnings of $248,000 or $0.03 diluted earnings per share for the three months ended December 31, 2019, compared to net earnings of $167,000 or $0.02 diluted earnings per share for the three months ended December 30, 2018, an increase of $81,000 or 48.5%. Net earnings were $482,000 or $0.06 diluted earnings per share for the six months ended December 31, 2019, compared to net earnings of $305,000 or $0.04 diluted earnings per share for the six months ended December 31, 2018, an increase of $177,000 or 58.0%.

The increase in net earnings for the quarter ended December 31, 2019 was primarily attributable to lower non-interest expense and higher non-interest income, which were partially offset by decreased net interest income and increased provision for income tax.

Non-interest expense decreased $122,000 or 5.5% to $2.1 million for the recently ended quarter due to cost-saving measures implemented by management. Non-interest income increased $35,000 or 81.4% to $78,000 for the just-ended quarter due primarily to increased gains on sales of loans and decreased valuation adjustments on other real estate owned. Net interest income decreased $40,000 or 1.7% to $2.3 million for the quarter just ended as interest income increased $85,000 or 2.7% to $3.3 million, and interest expense increased $125,000 or 15.7% to $922,000. Interest income increased period-to-period due to increased average volume of interest-earning assets, which increased $11.3 million or 3.9% to $306.2 million for the quarter ended December 31, 2019, compared to the prior-year period, while the average interest rate earned on the assets decreased four basis points to 427 basis points. Interest expense increased for the just-ended quarterly period due to increased average rate and volume of funding sources during the period. The average rate paid on deposits and borrowings increased 15 basis points to 144 basis points for the quarter ended December 31, 2019, while average funding levels increased $10.9 million or 4.4% to $256.8 million for the quarter ended December 31, 2019. Income tax expense increased $31,000 or 114.8% and totaled $58,000 for the quarter just ended in response to the higher overall taxable income.

The increase in net earnings on a six-month basis was primarily attributable to lower non-interest expense and higher non-interest income, which were partially offset by increased provision for loan losses, increased provision for income tax, and decreased net interest income.

Non-interest expense decreased $244,000 or 5.5% to $4.2 million for the six months ended December 31, 2019 compared to the prior year period due to cost-saving measures implemented by management. Non-interest income increased $40,000 or 35.7% to $152,000 for the just-ended six-month period due primarily to decreased valuation adjustments on other real estate owned and increased gains on sales of loans. Provision for loan losses increased $53,000 to $64,000 for the six-months ended December 31, 2019, while income tax expense increased $49,000 or 71.0% and totaled $118,000 for the period just ended in response to the higher overall taxable income.

Net interest income decreased $5,000 or 0.1% to $4.7 million for the six-month period just ended as interest income increased $367,000 or 5.9% to $6.6 million and interest expense increased $372,000 or 24.9% to $1.9 million. Interest income increased period-to-period due primarily to increased average volume of interest-earning assets, which increased $12.2 million or 4.2% to $305.5 million for the six months ended December 31, 2019, compared to the prior-year period, while the average interest rate earned on the assets increased eight basis points to 432 basis points. Interest expense increased due primarily to an increased average rate paid on funding sources, although the average volume of funding sources also increased during the period. The average rate paid on deposits and borrowings increased 23 basis points to 146 basis points for the six months ended December 31, 2019, while average funding levels increased $12.4 million or 5.1% to $256.0 million for the six months ended December 31, 2019.

At December 31, 2019, assets totaled $328.8 million, a decrease of $2.0 million or 0.6%, from $330.8 million at June 30, 2019. This decrease was attributed primarily to decreased time deposits in other financial institutions and investment securities. Time deposits in other financial institutions decreased $4.0 million or 57.3% to $3.0 million, while investment securities decreased $623,000 or 34.2% to $1.2 million at December 31, 2019. Cash and cash equivalents increased $2.0 million or 20.5% to $11.9 million at December 31, 2019, while loans, net, increased $599,000 or 0.2% to $281.6 million and loans available-for-sale increased to $251,000. Total liabilities decreased $1.5 million or 0.6% to $263.0 million at December 31, 2019, primarily as a result of decreased advances, which decreased $5.1 million or 7.6% to $61.6 million at December 31, 2019. Deposits increased $4.1 million or 2.1% and totaled $200.0 million at the recent period end.

At December 31, 2019, the Company reported its book value per share as $7.94. The change in shareholders’ equity was primarily associated with net profits for the period, less dividends paid on common stock.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2019. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At December 31, 2019, the Company had approximately 8,288,015 shares outstanding of which approximately 57.1% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2019	2019
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$11,884	$9,861
Time deposits in other financial institutions	2,970	6,962
Investment Securities	1,197	1,820
Loans available-for sale	251	--
Loans, net	281,568	280,969
Real estate acquired through foreclosure	766	710
Other Assets	30,140	30,449
Total Assets	$328,776	$330,771
Liabilities
Deposits	$199,959	$195,836
FHLB Advances	61,615	66,703
Other Liabilities	1,393	1,954
Total Liabilities	262,967	264,493
Shareholders’ Equity	65,809	66,278
Total Liabilities and Equity	$328,776	$330,771
Book Value Per Share	$7.94	$7.96

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Six months ended December 31,		Three months ended December 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Interest Income	$6,591	$6,224	$3,263	$3,178
Interest Expense	1,869	1,497	922	797
Net Interest Income	4,722	4,727	2,341	2,381
Provision for Losses on Loans	64	11	5	--
Non-interest Income	152	112	78	43
Non-interest Expense	4,210	4,454	2,108	2,230
Income Before Income Taxes	600	374	306	194
Income Taxes	118	69	58	27
Net Income	$482	$305	$248	$167
Earnings per share:
Basic and diluted	$0.06	$0.04	$0.03	$0.02
Weighted average outstanding shares:
Basic and diluted	8,266,204	8,362,975	8,255,255	8,348,165

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